January 22, 2025

MP Vijay Kumar
Chief Financial Officer
Sify Technologies Ltd.
TIDEL Park, 2nd Floor
4, Rajiv Gandhi Salai
Taramani, Chennai 600113 India

       Re: Sify Technologies Ltd.
           Amendment No. 1 to Form 20-F for the Fiscal Year Ended March 31,
2024
           File No. 000-27663
Dear MP Vijay Kumar:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Technology